Exhibit 99.6

[Dealer Letterhead]

SHARE SWAP MASTER CONFIRMATION

To:	[PERSHING SQUARE, L.P.
PERSHING SQUARE II, L.P.
PERSHING SQUARE INTERNATIONAL, LTD.
PERSHING SQUARE HOLDINGS, LTD.]

Attention:	c/o Pershing Square Capital Management, L.P.
888 Seventh Avenue, 42nd Floor
New York, NY 10019

Dear Sir/Madam:

The purpose of this Share Swap Master Confirmation (this “Master Confirmation”) is to set forth the general terms and conditions of one or more Transactions (each a “Transaction”) that may be entered into between you (“Counterparty”) and us (“Dealer”) on the Trade Date specified in a Supplemental Confirmation, each substantially in the form of Schedule A hereto, confirming the specific terms and conditions of a particular Transaction (each a “Supplemental Confirmation”). Each Transaction, if executed, will be a Swap Transaction, the terms of which are specified in the Master Confirmation as supplemented by an applicable Supplemental Confirmation (together, the “Confirmation”), wherein more than one Transaction may be referenced. The entry into this Master Confirmation does not obligate either party to enter into any Transaction.

Each Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below. This Master Confirmation hereby incorporates by reference the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) and the 2006 ISDA Definitions (the “Swap Definitions”), each as published by the International Swaps and Derivatives Association, Inc. In the event of any inconsistency between the Equity Definitions and the Swap Definitions, the Equity Definitions will govern. In the event of any inconsistency between either the Equity Definitions or the Swap Definitions and any Confirmation, such Confirmation will govern for purposes of the Transaction to which such Confirmation relates. For purposes of the Equity Definitions, each Transaction shall be a Share Swap Transaction.

Each Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which the Confirmation relates. Each Confirmation shall supplement, form a part of and be subject to the [1992 ISDA Master Agreement (Multicurrency—Cross Border)][2002 ISDA Master Agreement] (the “Agreement”) as published by ISDA entered into between the parties on [INSERT DATE], including the Schedule thereto and the 1994 Credit Support Annex (Bilateral Form—New York Law) (the “CSA”) to such Schedule. In the event of any inconsistency between the provisions of the Agreement or the CSA and any Confirmation, the Confirmation will govern for the purpose of the Transaction to which the Confirmation relates.

1. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	As specified in the relevant Supplemental Confirmation

Effective Date:	One Settlement Cycle following the Trade Date

Termination Date:	The final Cash Settlement Payment Date

Shares:	The common stock of (the “Issuer”) (ticker symbol: “ ”)

Exchange(s):	[New York Stock Exchange][NASDAQ]

Related Exchange(s):	All Exchanges

Equity Amounts:

Equity Amount Payer:	Dealer

Number of Shares:	As specified in the relevant Supplemental Confirmation

Equity Notional Amount:	The product of the Number of Shares and the Initial Price

Initial Price:	As specified in the relevant Supplemental Confirmation

Equity Notional Reset:	[If bullet swap:][Not Applicable]

[If resetting swap:][Applicable]

Type of Return:	Total Return

Valuation Date:	[If bullet swap:][In respect of each Settled Notional Amount (as defined under “Settlement Procedures”), the final Averaging Date related to such Settled Notional Amount]

[If resetting swap:][In respect of each interim valuation, the dates specified in the relevant Supplemental Confirmation.

In respect of the final valuations, and each Settled Notional Amount (as defined under “Settlement Procedures”), the final Averaging Date related to such Settled Notional Amount]

Settlement Procedures:	Prior to the First Initial Averaging Date, the Calculation Agent will determine the Equity Notional Amount subject to settlement (the “Settled Notional Amount”) in its good faith and commercially reasonable discretion (which may, for the avoidance of doubt, be exercised in consideration of advice of counsel to Counterparty and counsel to Dealer and in consideration of other market activity by Counterparty as well as any legal considerations applicable to Counterparty, including, but not limited to, considerations related to the fact that Counterparty may be an “insider” or “affiliate” of the Issuer and the application, if any, of any related securities laws (such considerations, the “Unwind Parameters”)), and will notify Dealer and Counterparty of such determination. The Calculation Agent will include in such notice the number of Averaging Dates (“Determined Averaging Date Number”) and an initial Averaging Date for such settlement (each such date, an “Initial Averaging Date”). The Initial Averaging Date for the first such settlement shall be the First Initial Averaging Date.

The Calculation Agent will ensure that the Determined Averaging Date Number is equal to (or is by no more than 5 Scheduled Trading Days greater than or less than) a number equal to the quotient of (a) the Settled Notional Amount divided by (b) the ADTV Limit, with any fractional Determined Averaging Date Number being rounded up to the next whole number. “ADTV Limit” means a number equal to the product of (i) 25%, and (ii) the trailing average daily composite trading volume for the most recent 30-day period, determined by the Calculation Agent as of the Initial Averaging Date.

Such settlement shall proceed under the Equity Definitions as if (i) the Equity Notional Amount and the Notional Amount were the Settled Notional Amount, (ii) the Number of Shares were a proportional portion of the total Number of Shares, (iii) the Averaging Dates were a number of consecutive Exchange Business Days beginning on, and including, the Initial Averaging Date for such settlement, which number shall be equal to Determined Averaging Date Number, and (iv) the Valuation Date were the final Averaging Date for such Settled Notional Amount.

Following each such settlement, the Transaction will continue with an Equity Notional Amount, Notional Amount and Number of Shares reduced by the amounts so settled, and the Calculation Agent will select subsequent Initial Averaging Date(s) in a good faith and commercially reasonable manner (taking into account the Unwind Parameters) until the total of all Settled Notional Amounts equals the total Equity Notional Amount hereunder. For the avoidance of doubt, the Calculation Agent may select a Settled Notional Amount for the first settlement hereunder that equals the total Equity Notional Amount hereunder, in which case there shall be only one such settlement hereunder.

[If bullet swap:][Subject to “Optional Early Termination” below, the Settled Notional Amounts shall be aggregated (if there are more than one Settled Notional Amounts) by the Calculation Agent, will accrue interest at an applicable LIBOR (plus the Spread), and then paid in accordance with the terms hereof on the Cash Settlement Payment Date.]

[If resetting swap:][Subject to “Optional Early Termination” below, the Settled Notional Amounts shall be paid in accordance with the terms hereof on the related Cash Settlement Payment Date.]

First Initial Averaging Date:	As specified in the relevant Supplemental Confirmation

Cash Settlement Representation:	Prior to the settlement of any Settled Notional Amount, the Counterparty will represent to the Dealer that either (1) Counterparty is or has been for the preceding three months an “affiliate” (as defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)) of the Issuer, (2) Buyer is not and has not been for the preceding three months an “affiliate” of the Issuer, or (3) Buyer should be deemed an “affiliate” of the Issuer solely for purposes of such settlement.

Relevant Price:	For purposes of Section 6.7 of the Equity Definitions, and with respect to any Cash Settlement, a price calculated based on the relevant date of determination’s VWAP Price excluding trades on the Exchange below the Limit Price minus USD 0.02.

Limit Price:	Counterparty may communicate to Dealer on any Averaging Date prices above which the Final Price is acceptable to Counterparty it being understood that the Calculation Agent may have to increase the Determined Averaging Date Number in a commercially reasonable manner to reflect market liquidity above such prices.

VWAP Price:	For any Exchange Business Day, the volume-weighted average price per Share, as displayed on Bloomberg Page “ <Equity> AQR” (or any successor thereto) with respect to such Exchange Business Day, as determined by the Calculation Agent, or in the event such price is not so reported for such day for any reason or is manifestly erroneous, as reasonably determined by the Calculation Agent; provided that, when Shares trade above or below a certain price are excluded from the calculation of such volume-weighted average price, the Calculation Agent will modify the calculation commands on Bloomberg to calculate such price to reflect the agreement by the parties.

Floating Amounts:

Floating Amount Payer:	Counterparty

Notional Amount:	The Equity Notional Amount

Calculation Period:	Each period from, and including, one Period End Date to, but excluding, the next following Period End Date, except that (a) the initial Calculation Period will commence on, and include, the Effective Date, and (b) the final Calculation Period will end on, but exclude, the Termination Date

Period End Dates:	As specified in the relevant Supplemental Confirmation

Payment Date:	[If bullet swap:][The Cash Settlement Payment Date]

[If resetting swap:][Each Cash Settlement Payment Date]

Floating Rate Option:	USD-LIBOR-BBA

Designated Maturity:	One month

Spread:	As specified in the relevant Supplemental Confirmation

Floating Rate Day Count Fraction:	Actual/360

Reset Dates:	The first day of each Calculation Period

Compounding:	Flat Compounding

Business Days:	New York

Business Day Convention:	Modified Following

Adjustment of Notional Amount:	In respect of each day in any Calculation Period that overlaps with the period beginning on, and including, an Initial Averaging Date and ending on, and including, the Valuation Date for any Settled Notional Amount as described under “Settlement Procedures” above, the Calculation Agent will adjust the Notional Amount (and the resulting Floating Amount) on each Averaging Date in such Calculation Period to reflect a decrease on each such Averaging Date in an amount equal to the product of: (a) the Settled Notional Amount for such settlement and (b) a fraction the numerator of which is one and the denominator of which is the Determined Averaging Date Number for such settlement (as adjusted by the Calculation Agent for any Disrupted Days or partially Disrupted Days), without duplication to the reduction(s) in the Notional Amount described under “Settlement Procedures” above

Settlement Terms:

Cash Settlement:	Applicable

Settlement Currency:	USD

Cash Settlement Payment Date:	[If bullet swap:][For all Equity Amounts related to a Settled Notional Amount (as defined under “Settlement Procedures”), the date that is one Settlement Cycle following the final Valuation Date relating to the very last Settled Notional Amount (unless otherwise agreed by the parties)]

[If resetting swap:][In respect of each interim valuation, the date that is one Settlement Cycle after each specified date under the definition of “Valuation Date” above. In respect of the final valuations, and each Equity Amount related to a Settled Notional Amount (as defined under “Settlement Procedures”), the date that is one Settlement Cycle following the final Averaging Date related to such Settled Notional Amount (unless otherwise agreed by the parties)]

Settlement Method Election:	Not Applicable

Market Disruption Events:

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by replacing clause (ii) thereof in its entirety with the following: “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) thereof the following: “; in each case that the Calculation Agent determines is material.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Averaging Date Disruption:	Modified Postponement; provided that Section 6.7(c)(iii)(A) of the Equity Definitions is hereby modified by inserting the words “the Calculation Agent may determine in its discretion that” after the word “then” in the sixth line thereof. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Averaging Date, the Calculation Agent may determine that such Averaging Date is a Disrupted Day only in part, in which case (i) such day shall be an Averaging Date and the Scheduled Trading Day immediately following the date that would otherwise be the last Averaging Date shall be an additional Averaging Date; (ii) the Calculation Agent shall determine the VWAP Price on the Averaging Date that is a partially Disrupted Day on the basis of transactions in the Shares on the Exchange on such Averaging Date, taking into account the nature and duration of the relevant Market Disruption Event; and (iii) the Calculation Agent shall determine the Final Price using an appropriately weighted average of VWAP Prices on the Averaging Dates instead of the arithmetic average.

Section 6.6(a) of the Equity Definitions is hereby amended by replacing the word “shall” in the fifth line thereof with the word “may,” and by deleting clause (i) thereof. Section 6.7(c)(iii)(A) of the Equity Definitions is hereby amended by replacing the word “shall” in the sixth and eighth line thereof with the word “may.”

Dividends:

Dividend Period:	Second Period

Dividend Amount:	The product of the Ex Amount and the Number of Shares; provided that if the gross cash dividend per Share actually paid by the Issuer is less than the relevant Ex Amount, then the Calculation Agent shall reduce such Ex Amount to equal the amount actually paid by the Issuer

Each Dividend Amount will accrue interest from, and including, the relevant Issuer Dividend Date to, and excluding, the succeeding Cash Settlement Payment Date at an applicable LIBOR (plus the Spread), as determined by the Calculation Agent.

Issuer Dividend Dates:	The date on which the Issuer pays a dividend to holders of record of the Shares

Dividend Payment Date:	[If bullet swap:][The Cash Settlement Payment Date]

[If resetting swap:][Each Cash Settlement Payment Date]

On the Dividend Payment Date, the Equity Amount Payer will pay to the Equity Amount Receiver all Dividend Amounts that have occurred prior to such date

Averaging Date Dividends:	If an ex-dividend date occurs on any Averaging Date for any settlement as described under “Settlement Procedures” above, the Calculation Agent will adjust the Number of Shares for purposes of calculating the amount payable pursuant to Section 8.6(b) of the Equity Definitions to reflect, as of such Averaging Date, the remaining number of Shares related to the proportion of the Transactions that are not yet settled (without duplication to the reduction(s) in the Number of Shares described under “Settlement Procedures” above)

Re-investment of Dividends:	Not Applicable

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided, that the only adjustment for any Spin-off shall be as specified under “Spin-off” and “Consequences of Spin-off” below.

Diluting Event:	Any event described in the definition of “Potential Adjustment Event” in Section 11.2(e) of the Equity Definitions, or any similar event, that subjects the Hedging Party or any person (relative to other holders of Shares) to any disadvantage as a result of any action, including, but not limited to, a “poison pill” or other plan that has the effect of shareholder rights being distributed or separated from the Shares. To the extent that an event may be a Potential Adjustment Event and a Diluting Event, the parties agree to treat such event as a Diluting Event.

Diluting Event Consequence:	Upon the occurrence of a Diluting Event, the Calculation Agent will adjust the terms of the Transaction to reflect, to the extent practicable, any mutual agreement of Dealer and Counterparty, it being understood that the Calculation Agent will attempt, to the extent practicable, to address the economic effect on the parties from the Diluting Event by (i) extending the term of the Transaction(s) to a date up to 24 months after the original First Initial Averaging Date, and (ii) adjusting the terms of the Transaction(s) to reflect such extension, including, but not limited to, the credit terms and funding costs applicable to Counterparty in connection with such adjustments.

Spin-off:	A distribution of Spin-off Shares to holders of the Shares (the “Original Shares”). “Spin-off Shares” means shares of a subsidiary of the Issuer or any other entity in which the Issuer has an equity investment (the “Spin-off Company”) that are, or that as of the ex-dividend date of a distribution of such shares to holder of the Original Shares are, scheduled to be publicly quoted, trade or listed on an United States securities exchange or quotation system. Notwithstanding anything else to the contrary in the Equity Definitions, a distribution of Spin-off Shares will in every case require the Calculation Agent to take the actions specified under “Consequences of Spin-off” below and the Calculation Agent will not adjust the Transaction in any other manner.

Consequences of Spin-off:	Following the occurrence of a Spin-off, the Calculation Agent shall adjust the Transaction on account of such distribution of Spin-off Shares. Notwithstanding anything else to the contrary in the Equity Definitions, the Calculation Agent’s adjustment must continue the Transaction as two separate Transactions in respect of the Original Shares and the Spin-off Shares with substantially similar terms; provided, that the Calculation Agent shall make such adjustments to the terms of the Transactions as the Calculation Agent determines appropriate to account for the economic effect on the original Transaction of such Spin-off.

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Alternative Obligation

(b) Share-for-Other:	Cancellation & Payment

(c) Share-for-Combined:	Component Adjustment

Composition of Combined
Consideration:	Not Applicable

Tender Offer:	Not Applicable

Determining Party:	Calculation Agent

Nationalization, Insolvency or Delisting:	Cancellation and Payment

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) is hereby amended by (A) adding the words “or any Hedge Positions” after the word “Shares” in the clause (X) thereof; (B) deleting clause (Y) thereto; and (C) adding the words “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” after the word “regulation” in the second line thereof; provided that any determination as to whether (i) the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law) or (ii) the promulgation of or any change in or public announcement of the formal or informal interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any derivatives legislation enacted after the date of this Master Confirmation that affects the Hedging Party

Insolvency Filing:	Not Applicable

Hedging Disruption:	Not Applicable

Increased Cost of Hedging:	Not Applicable

Hedging Party:	Dealer for all applicable events

Determining Party:	The Calculation Agent for all applicable events

Optional Early Termination:	So long as no Termination Event or Event of Default (as such terms are defined in the Agreement) shall have occurred and then be continuing with respect to Counterparty, Counterparty may, upon one Scheduled Trading Day’s prior notice to Dealer, terminate the Transaction, in whole or in part, by designating a Scheduled Trading Day occurring prior to the First Initial Averaging Date as the “Optional Early Initial Averaging Date,” in which event:

(i) the relevant Optional Early Initial Averaging Date shall be deemed to be the First Initial Averaging Date and the other terms herein in respect of “Settlement Procedures” above shall apply;

(ii) in the case of a partial optional early termination, a Cash Settlement Payment Date shall be deemed to occur (one Settlement Cycle after the final Averaging Date related to such Settled Notional Amount) for the Settled Notional Amount that is subject to the optional early termination notice, with the remaining Equity Notional Amount continuing under the terms of this Confirmation; and (iii) Counterparty shall be deemed to represent to Dealer that such election is in compliance with Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Non-Reliance:	Applicable

Agreements and Acknowledgments

Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

2. Calculation Agent:

Dealer, provided however that Counterparty may challenge any determination or calculation made by the Calculation Agent within two Business Days following receipt by Counterparty of such determination or calculation, subject to providing in reasonable details the material reasons for the dispute and suggesting an alternative calculation or determination. If the parties are unable to agree on such determination or calculation within one Business Day, (i) the relevant party shall pay the amount, if any, which is not in dispute and (ii) a mutually acceptable third party will be appointed by the parties within two Business Days following such challenge to act as Substitute Calculation Agent and make the relevant determination or calculation. If the parties are unable within two Business Days to agree on, or to appoint, such third party, then each party will, within two Business Days select a leading, independent dealer in instruments of the type covered by this Confirmation and such dealers shall agree on a third party who shall also be a leading, independent dealer in instruments of the type covered by this Confirmation to act as Substitute Calculation Agent. Subject to the above, all determinations and calculations by the Substitute Calculation Agent will be binding and conclusive in the absence of manifest error. The costs, fees and expenses (if any) relating to the appointment of a third party shall be borne equally by both parties.

3. Collateral:

Dealer and Counterparty agree to provide Eligible Collateral in accordance with the CSA.

Independent Amount:	The Independent Amount with respect to Counterparty and any Transaction shall be specified in the relevant Supplemental Confirmation.

4. Notices and Account Details:

Account Details for Dealer:	As separately notified

Account Details for Counterparty:	As separately notified

Notice to Dealer:

[To be provided]

with a copy to:

[To be provided]

Notice to Counterparty:

Steve Milankov

c/o Pershing Square Capital Management, L.P.

888 Seventh Avenue, 42nd Floor

New York, NY 10019

with a copy to:

Ramy Saad

c/o Pershing Square Capital Management, L.P.

888 Seventh Avenue, 42nd Floor

New York, NY 10019

5. Additional Provisions:

(a) Securities Contract.

The parties hereto intend that Dealer be a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further intend that (A) this Confirmation and the Transaction will each be a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is “transfer” within the meaning of Section 546 of the Bankruptcy Code, (B) the rights given to Dealer hereunder and under the Agreement upon the occurrence of an Event of Default, Termination Event or Extraordinary Event constitute a “contractual right” to cause the liquidation, termination or acceleration of, and to offset or net out termination values, payment amounts and other transfer obligations under or in connection with a “swap agreement” and a “contractual right” under a security agreement or arrangement forming a part of or related to a “swap agreement” as such terms are used in Sections 555, 560, 561, 362(b)(6) and 362(b)(17) of the Bankruptcy Code, and (C) Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(b) Agreements and Acknowledgements Regarding Hedging.

Counterparty understands, acknowledges and agrees (and in the case of clause (vi) below, Dealer and Counterparty understand, acknowledge and agree) that:

(i) At any time on and prior to any Valuation Date for the Transaction, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to any Transaction;

(ii) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to any Transaction;

(iii) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of the Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Transaction;

(iv) Any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, including any VWAP Price, each in a manner that may be adverse to Counterparty;

(v) Each Transaction is a derivatives transaction in which it has purchased from Dealer a Swap; Dealer may purchase or sell Shares for its own account at an average price that may be greater than, or less than, the price paid to Counterparty under the terms of any Transaction; and

(vi) Without limiting the generality of the foregoing, any initial price of any Transaction is not the execution price of any initial hedge of the Dealer (if the Dealer chooses to hedge any risk with respect to such Transaction), taking into account any applicable fees or commissions, but rather is an initial price that is at risk to the Dealer (as determined by the Dealer in its sole discretion).

(c) Matters relating to Dealer and the Agent.

(i) Dealer is not registered as a broker or dealer under the Exchange Act. BROKER SUBSIDIARY (“Agent”) has acted solely as agent for Dealer to the extent required by law in connection with the Transaction and has no obligations, by way of issuance, endorsement, guarantee or otherwise, with respect to the performance of either party under the Transaction. The parties agree to proceed solely against each other, and not against Agent, in seeking enforcement of their rights and obligations with respect to the Transaction, including their rights and obligations with respect to payment of funds and delivery of securities.

(ii) Agent may have been paid a fee by Dealer in connection with the Transaction. Further details will be furnished upon written request.

(iii) The time of the Transaction will be furnished by Agent upon written request.

6. Additional Representations, Warranties and Covenants of the Parties.

(a) Counterparty hereby represents and warrants to Dealer, as of the date hereof, and as of each date on which a Transaction is executed hereunder, that (1) the execution of a Transaction by it is not in violation of Section 10(b) of the Exchange Act, and (2) it is not an “affiliate” (as defined in Rule 144) of the Issuer.

(b) Counterparty and Dealer each acknowledge and agree that, under any Transaction, Counterparty will not be entitled to any voting rights in respect of any of the Shares in connection with such Transaction.

(c) Counterparty and Dealer each acknowledge and agree that there are no voting, hedging or settlement arrangements between Counterparty and Dealer with respect to any Shares or the Issuer, other than those set forth herein.

(d) Neither Counterparty nor Dealer is entering into this Transaction for the purpose of creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).

(e) Counterparty and Dealer each are “eligible contract participants” as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended.

(f) Counterparty hereby represents and warrants to Dealer as of the Trade Date that it is not and, after giving effect to the transactions contemplated hereby, will not be required to register as an “investment company” under, and as such term is defined in, the Investment Company Act of 1940, as amended.

(g) Without limiting the generality of Section 3(a)(iii) of the Agreement, Counterparty is and, after giving effect to any Transaction, will be in compliance with any reporting obligations under Section 16, Section 13(d) and Section 13(g) of the Exchange Act it has with respect to the Shares.

(h) Each of Dealer and Counterparty and each of its respective employees, representatives, or other agents may disclose to any and all persons, (1) without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, and (2) to the extent required by law, any information in respect of the Transactions or this Confirmation to any governmental or regulatory authority or any swap data repository. Other than this provision, each of the Dealer and the Counterparty agree to keep each other’s information, including this structure, confidential.

(i) Counterparty and Dealer each acknowledge and agree that: (1) although Dealer may hedge its risk under the Transactions in any way Dealer determines, Dealer has no obligation to hedge with the purchase or maintenance of any Shares; and (2) Counterparty will not influence Dealer with respect to the voting of any Hedge Positions of Dealer that are Shares (if any).

(j) Notwithstanding Section 7 of the Agreement, and unless otherwise specified in the Schedule thereto, (1) Dealer may transfer or assign one or more Transactions executed hereunder to any of its Affiliates with similar credit ratings to the Dealer, and (2) Counterparty may transfer or assign one or more Transactions executed hereunder to any derivatives dealer transferee; provided that such transferee has appropriate “on-boarding”, “KYC” and credit limit arrangements in place with Dealer, who shall be deemed to be the remaining party in such transferred or assigned Transaction(s).

Please confirm your agreement to be bound by the terms of the foregoing by executing a copy of this Master Confirmation and returning it to us.

Yours faithfully, [DEALER NAME]

By:
Name:
Title:

Confirmed as of the date first written above:

[PERSHING ENTITY] By: Pershing Square Capital Management, L.P., its Investment Manager By: PS Management GP, LLC Its: General Partner

By:
William A. Ackman, Managing Member

SCHEDULE A

SHARE SWAP SUPPLEMENTAL CONFIRMATION

To:	[PERSHING SQUARE FUND NAME]
Attention:	c/o Pershing Square Capital Management, L.P.
888 Seventh Avenue, 42nd Floor
New York, NY 10019

Dear Sir/Madam:

The purpose of this Share Swap Supplemental Confirmation (this “Supplemental Confirmation”) is to confirm the specific terms and conditions of one or more Transaction(s) (each a “Transaction”) entered into between you (“Counterparty”) and us (“Dealer”) on the Trade Date specified below. This Supplemental Confirmation supplements the Master Confirmation between you and us dated             , 2014.

The terms of the particular Transaction(s) to which this Supplemental Confirmation relates are as follows:

Trade Date	Number of Shares	Initial Price	Valuation Dates (for interim valuation)	First Initial Averaging Date	Period End Dates	Spread	Independent Amount
[ ], 2014	[ ]	[ ]	[each day of June and December that is, respectively, 3 Business Days prior to the last Business Day of such month]	[Trade Date plus 2 years]	[ ]	[ ]	[ ]
[ ], 2014	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
[ ], 2014	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]

Please confirm your agreement to be bound by the terms of the foregoing by executing a copy of this Supplemental Confirmation and returning it to us.

Yours faithfully, [DEALER NAME]

By:
Name:
Title:

Confirmed as of the date first written above:

[PERSHING ENTITY] By: Pershing Square Capital Management, L.P., its Investment Manager By: PS Management GP, LLC Its: General Partner

By:
William A. Ackman, Managing Member